MANUFACTURING AND SUPPLY AGREEMENT

Between

Elite Pharmaceuticals, Inc.

And

Precision Dose, Inc.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (the "Agreement") is entered into as of the 10th day of September, 2010 (the "Effective Date"), by and between Precision Dose, Inc., an Illinois corporation ("PRECISION DOSE"), and Elite Pharmaceuticals, Inc. and Elite Laboratories, Inc. (a subsidiary of Elite Pharmaceuticals, Inc.), both Delaware corporations ("ELITE").

RECITALS

WHEREAS, ELITE is engaged in the manufacture and commercialization of pharmaceutical products;

WHEREAS, ELITE wishes to supply PRECISION DOSE with pharmaceutical products on the terms and conditions set forth in this Agreement;

WHEREAS, PRECISION DOSE desires to have ELITE supply PRECISION DOSE and its wholly owned subsidiary, TAGI Pharma, Inc., (“TAGI”),with pharmaceutical products as part of a License Agreement (dated September 10, 2010) with Elite on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Article 1 or as otherwise set forth herein.  Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.

1.1.           "Act" means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.2.           "Affiliates" means a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists.  "Control" shall mean ownership of shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation.  Notwithstanding the foregoing, the owners of preferred stock (or common stock issued upon conversion thereof) of either party such as financial institutions, venture capital funds and private equity investors shall not be its "Affiliates" for purposes of this Agreement.

1.3.           "ANDA" means a Abbreviated New Drug Application pursuant to Section 505 of the Act (21 U.S.C. Section 355) submitted to the FDA or any successor application or procedure or any foreign counterpart of a United States New Drug Application for approval to market, including where applicable, applications for pricing and reimbursement approval.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

1.4.           “ELITE” shall mean Elite Pharmaceuticals, Inc., and Elite Laboratories, Inc. (a subsidiary of Elite Pharmaceuticals, Inc.), both Delaware corporations

1.5.           “API” shall mean the active pharmaceutical ingredient of a referenced Product.

1.6.           "Batch" means a specific quantity of Product as set forth on Exhibit A that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

1.7.           "Certificate of Analysis" means a certificate issued by the manufacturer of a lot or batch of a Product, which certificate contains such information as provided in the Quality Agreement (as defined below).

1.8.           "cGMP" means the current standards for the manufacture of pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidance promulgated there under, including without limitation the Code of Federal Regulations, as amended from time to time.

1.9.           "Facility" means any ELITE manufacturing and packaging facility.

1.10.         "FDA" means the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.11.         "Laws" means any present and future national, state, or local law (whether under statute, rule, regulation, or otherwise); requirements under permits, orders, decrees, judgments, or directives; and requirements of a Regulatory Agency and any other applicable government authorities, including without limitation Good Manufacturing Practices as promulgated by the United States Food and Drug Administration and specified in the U.S. Code of Federal Regulations Parts 210 and 211, as amended from time to time.  The determination of either party to this Agreement that a Legal Requirement is necessary shall be dispositive for purposes of this Agreement.

1.12.         “License Agreement” means the written agreement entered into by ELITE and PRECISION DOSE as of the 10th day of September, 2010 titled “License Agreement”.

1.13.         “PRECISION DOSE” shall mean PRECISION DOSE, an Illinois corporation, and its wholly owned subsidiary, TAGI Pharma, Inc., an Illinois corporation.

1.14.         "Product" means the finished pharmaceutical products identified in the attached Exhibit A and sold by ELITE to Precision Dose in bottles to be distributed or packaged into unit dose.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

1.15.         "Product Specifications" means the written specifications for the Product developed by ELITE, approved by the FDA, and delivered to PRECISION DOSE thereafter as Exhibit B of this Agreement.

1.16.         “Production Report” means a manufacturing and packaging report of production batches (at the Batch level and consolidated Batches), providing actual production volumes and costs against their associated standards.  The report shall include standard and variance reporting cost notes.

1.17.         "Quality Agreement" means the agreement to be entered into by the parties hereto concurrently herewith, setting out the quality assurance standards to be applicable to the manufacturing services provided by ELITE.

1.18.         "Regulatory Approval" means any and all approvals (including supplements, amendments, label expansions, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a product in a regulatory jurisdiction.

1.19.         "Shipments" means all shipments made hereunder of Product.

1.20.         "Territory" means the United States and Canada.

1.21.         "United States" means the United States of America and its states, territories, possessions and protectorates thereof, the District of Columbia and the Commonwealth of Puerto Rico.

ARTICLE 2
SUPPLY OF PRODUCT

2.1.         Supply.  During the Term of this Agreement as defined below, and subject to the terms and conditions set forth herein, PRECISION DOSE agrees to exclusively purchase Products it requires from ELITE pursuant to this Agreement and ELITE agrees to supply to PRECISION DOSE, from the Facility, such Product as is ordered by PRECISION DOSE.

(a)	Product supplied hereunder shall be supplied as specified in PRECISION DOSE's purchase orders made pursuant to this Article 2 and shall meet the Product Specifications.

(b)	Each shipment shall be accompanied by a Certificate of Analysis in English.

(c)
Product shall be manufactured in accordance with cGMP and all other applicable Laws and any procedures set forth in the Product Specifications and Quality Agreement, and such additional procedures as may be agreed upon in writing by the parties.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

(d)	Product shall be purchased by PRECISION DOSE under this Agreement at the prices set forth on Exhibit A attached hereto.

2.2.        Product Orders.

(a)
From time to time and subject to the other provisions of this Agreement, PRECISION DOSE shall place orders for Batch quantities of Product, specifying delivery dates.  Subject to the terms of this Agreement, ELITE shall meet specified delivery dates, provided the delivery dates specified in any such orders shall not be less than ninety (90) days from the date of such orders.

(b)
ELITE shall use commercially reasonable efforts to accommodate a PRECISION DOSE request for delivery of the Product sooner than as otherwise is required under this Agreement;  and, if PRECISION DOSE’s business conditions necessitate reduction of Product amount ordered or delay in purchase order shipment dates, then ELITE shall use commercially reasonable efforts to implement such requested changes, provided that, if such changes cause ELITE to incur additional expenses, ELITE shall specify such additional expenses in writing and provide such substantiating documentation reasonably requested by PRECISION DOSE, and PRECISION DOSE shall pay such additional expenses as and when incurred.

2.3.        Acceptance.  ELITE shall ensure that the Product ordered by PRECISION DOSE in accordance with this Agreement is shipped in accordance with the delivery dates specified in PRECISION DOSE's purchase order received by ELITE, and ELITE shall notify PRECISION DOSE promptly of any anticipated delay.

2.4.        Forecasts and Production Planning.

(a)
Within fifteen days (15) business days of the Effective Date, PRECISION DOSE will provide ELITE with a written forecast of its requirements for the {***} {***}mg Tablet for the next twelve (12) months.

(b)
During each successive calendar quarter, on or about the first day of that quarter, PRECISION DOSE shall provide ELITE with a twelve (12) month rolling forecast of the quantity of Product required by PRECISION DOSE, by month, for the following twelve (12) months (each, a "Forecast").

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

(c)
It is agreed by the parties that the first three (3) months of the twelve (12) month forecast are binding on PRECISION DOSE.  It is understood that such Forecasts for the remaining nine (9) months are intended to be good faith estimates only, and shall not be binding upon PRECISION DOSE.  PRECISION DOSE agrees that in the event this Agreement is terminated by PRECISION DOSE or through the fault of PRECISION DOSE, then PRECISION DOSE shall compensate ELITE for its cost for any pharmaceutical or packaging materials purchased by ELITE to meet any unused balance of the first three (3) months of the most recent twelve (12) month Forecast provided by PRECISION DOSE to ELITE.

(d)
To the extent that Product orders specified for shipment in any quarter exceed the most recent PRECISION DOSE Forecast for such quarter by more than ten percent (10%) (any excess of ten percent (10%) or less shall, for this purpose, be deemed not to exceed forecast), ELITE shall use its commercially reasonable efforts to fulfill any such excess contained in PRECISION DOSE's Product orders, but ELITE shall not be liable to PRECISION DOSE for any inability, despite its reasonable efforts, to fill orders in excess of such forecast.

2.5.        Initial Supply of API for {***}Orders. PRECISION DOSE agrees to purchase the required API for the initial validation batches of the {***}{***}mg Tablet Product (estimated at ${***}).  Elite agrees to credit Precision Dose for such amount against Precision Dose’s initial purchases from ELITE of the finished Product from the validation batches.

2.6.        Delivery.

(a)
Shipments of Product shall be made from ELITE's Facility unless otherwise mutually agreed to in writing by the parties.  Risk of loss or of damage to the Product shall remain with ELITE until such Product is loaded onto the carrier's vehicle in the United States by ELITE for shipment at the shipping point at which time risk of loss or damage shall transfer to PRECISION DOSE.  ELITE shall, in accordance with PRECISION DOSE's instructions and as agent for PRECISION DOSE, arrange for shipping to be paid by PRECISION DOSE.  PRECISION DOSE shall arrange for insurance and shall select the freight carrier used by ELITE to ship the Product and may monitor ELITE's shipping and freight practices as they pertain to this Agreement.  Product shall be transported in accordance with the Product Specifications and other applicable Laws.

(b)	To accommodate production variances, a Batch quantity Product order shall be considered filled by Elite if the amount shipped is at least 97.5% of the quantity specified for a Batch in Exhibit A.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

2.7.        Manufacturing Changes.  All changes in the Product Specifications and Manufacturing Processes by ELITE must be reviewed with PRECISION DOSE prior to the change.  For changes to the Product Specifications or manufacturing processes that are required by applicable Laws (collectively "Required Manufacturing Changes"), ELITE and PRECISION DOSE shall cooperate in making such changes and use commercially reasonable efforts to implement such changes promptly in a manner that minimizes any affect on the supply hereunder to PRECISION DOSE of Product meeting the Product Specifications reflected in Exhibit B. For changes to the Product Specifications or manufacturing processes that are voluntary (collectively "Voluntary Manufacturing Changes"), ELITE and PRECISION DOSE shall cooperate in making such changes and use commercially reasonable efforts to accommodate an orderly depletion of affected inventories.

2.8.        Delays.  During the Term of this Agreement, if ELITE is not able to timely meet Product orders submitted by PRECISION DOSE pursuant to Section 2.2, ELITE shall promptly notify PRECISION DOSE of the reason for the delay and the date shipment of Product is expected to occur.

2.9.        Late Shipment.  In addition to other obligations and remedies under this Agreement, whenever shipment of Product orders is delayed beyond the date specified in this Agreement, Elite shall use commercially reasonable efforts to expedite shipment of the Product to PRECISION DOSE, and shall exert at least equivalent effort in resolving a Product shortage as compared to ELITE’s production requirements for its other customers’ production requirements.

ARTICLE 3
PRICING AND PAYMENT

3.1.        Price.  Subject to the remainder of this Article 3, the price to be paid by PRECISION DOSE for Product from ELITE shall be as set forth on Exhibit A.

3.2.        Price Adjustment.  The price for Product under Section 3.1 may be adjusted as follows:

(a)
The price for Product may be increased by ELITE for any orders placed after the 12 month anniversary of the (1) first shipment of the Product subject to the price increase by ELITE to PRECISION DOSE or (2) the effective date of the previous price increase of such Product, whichever is later, hereinafter “Adjustment Date”.  In such an event, ELITE will propose an increase to be reviewed and discussed with PRECISION DOSE at least 90 days prior to the Adjustment Date. Any proposed increase shall not exceed the increase in the United States Producers' Price Index, Pharmaceuticals Preparations, NAICS 325412, during the period since the last increase, under this Section 3.2 unless due to active pharmaceutical ingredient (API) increases documented by the supplier invoices.  PRECISION DOSE and ELITE recognize the competitive nature of the generic business and any proposed price increases will be discussed in the context of the current market environment at that time.

(b)
The price for the Product may be decreased.  Just as increases in the material or component costs allow an increase in the Product cost, the parties agree that reductions in the material or component cost shall similarly reduce the price of the product charged by ELITE to PRECISION DOSE.  To monitor changes in production costs, ELITE shall deliver to PRECISION DOSE a Production Report on a quarterly basis.   ELITE shall reduce the Product price upon downward cost trends so that Product manufacturing cost savings are shared equally by ELITE and PRECISION DOSE.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

(c)
The parties acknowledge the highly competitive nature of generic drugs and that a situation might arise where ELITE cannot produce a Product at a cost low enough for PRECISION DOSE to profitably sell that Product.  In such event, at the discretion of ELITE and after consultation with PRECISION DOSE, ELITE will supply the Product from another supplier that is able to provide the Product to PRECISION DOSE for significantly less (defined as greater than 10 percent) than the amount which ELITE can provide the Product to PRECISION DOSE. PRECISION DOSE will support such a transfer, and ELITE will provide the necessary technical support for transfer of the Product manufacturing (including analytical methods transfer) to a 3rd party contract manufacturer.

3.3.        Invoicing and Payment.  Payment by PRECISION DOSE for Product supplied by ELITE hereunder meeting Product Specifications shall be in United States dollars and made within thirty-one (31) days after the date of ELITE's invoice by check or wire transfer, and shall be made without set-off and free and clear of, and without any deduction or withholding for or on account of any taxes, duties, levies, fees or charges, except as otherwise permitted under this Agreement.  Product shall be invoiced no sooner than the date of shipment by ELITE.  If PRECISION DOSE disputes any invoice, PRECISION DOSE shall notify ELITE that it disputes the accuracy of such invoice and specify the particular respects in which such invoice is inaccurate.  PRECISION DOSE and ELITE shall make good faith efforts to resolve any disputes within thirty (30) days thereafter.  Any amounts that are disputed shall be due upon the resolution of such dispute.

3.4.        Books and Records. ELITE shall maintain production and accounting records according to GAAP.   PRECISION DOSE shall have the right, at PRECISION DOSE’s expense and after thirty (30) days’ prior written notice to ELITE, through an independent certified public accountant, on a mutually agreeable date, to examine such records at any time within one (1) year after the due date of the invoice for Product to which such records relate, during regular business hours, during the term of this Agreement and for twelve (12) months after expiration of ELITE’s last invoice to PRECISION DOSE for Product, in order to verify the accuracy of the calculation of the price of the Product.  If the accountant determines that ELITE has inaccurately invoiced PRECISION DOSE, the findings shall be shared with ELITE.  If ELITE agrees that it has improperly invoiced PRECISION DOSE, then ELITE shall correct the invoice, refund any amounts received in excess of the proper  Product price, and pay for all costs and expenses incurred by PRECISION DOSE to hire the accountant and all of the accountant’s expenses, and all legal expenses, to obtain the appropriate compensation. If ELITE disputes in good faith the accuracy of the results of such examination, the parties will retain a second independent certified public accountant whose examination will be binding upon both parties.  The losing party will pay all of the expenses of both independent certified public accountant examinations

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

ARTICLE 4
QUALITY AND REGULATORY MATTERS

In conjunction with the execution of this Agreement, the parties shall execute a Quality Agreement in the form of Exhibit C attached hereto.

ARTICLE 5
WARRANTIES

5.1.        Compliance with cGMP.  ELITE warrants that any Product supplied by it hereunder shall be manufactured in accordance with cGMP.

5.2.        Conformity with Specifications. ELITE warrants that, at the time of shipment and for its shelf life, any Product supplied by it hereunder shall meet the Product Specifications except for any failure to meet Product Specifications arising from the handling, packaging or other act or omission of PRECISION DOSE or subsequent entity handling the Product.

5.3.        ELITE Representations. ELITE hereby represents and warrants to PRECISION DOSE that (a) it has obtained all necessary licenses, authorizations and approvals required by applicable Law, including those required by the FDA, DEA or any other applicable regulatory agency to enter into this Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by ELITE does not conflict with or constitute a breach of any order, judgment, agreement, or instrument to which it is a party; (c) the execution, delivery and performance of this Agreement by ELITE does not require the consent of any person; and (d) none of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product.

5.4.        Certificate of Analysis.  ELITE warrants that the Certificate of Analysis and all other records and documents created by ELITE and provided to PRECISION DOSE will be true and correct.

5.5.        Nonconformance and Procedures to Address.

(a)
Nonconformance. If PRECISION DOSE discovers any nonconformance (“Nonconformance”) of Product under this Agreement, PRECISION DOSE shall give prompt written notice to ELITE specifying the Nonconformance.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

(b)
Procedure for Nonconformance.  Upon notifying ELITE of any Nonconformance of Product PRECISION DOSE shall afford ELITE a reasonable opportunity to inspect the Product in question and make an appropriate adjustment or replacement.  The parties shall submit any dispute regarding quality of the Nonconformance of Product to a mutually selected independent laboratory, the determination of which shall be binding on the parties and the costs of which shall be borne by the party against whom such determination is rendered.  If such laboratory confirms a Nonconformance of the Product in question (or any part of it) at the time of delivery to the carrier, or if the parties agree that there is a Nonconformance, then, in addition to other remedies that may be available, ELITE shall promptly refund or provide a credit for any money paid by PRECISION DOSE (including shipping costs) with respect to such Nonconforming Product. ELITE may, at its sole option, either direct PRECISION DOSE to return nonconforming Product to ELITE or have it destroyed by PRECISION DOSE, and certify such destruction to ELITE, all at ELITE’s expense.

5.6.        PRECISION DOSE Representations. PRECISION DOSE hereby represents and warrants to ELITE that (a) it has obtained all necessary licenses, authorizations and approvals required by applicable Law, including those required by the FDA, DEA or any other applicable regulatory agency to enter into this Agreement and perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement by PRECISION DOSE does not conflict with or constitute a breach of any order, judgment, agreement, or instrument to which it is a party; (c) the execution, delivery and performance of this Agreement by PRECISION DOSE does not require the consent of any person; and (d) none of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product.

ARTICLE 6
INDEMNIFICATION AND INSURANCE

6.1.        ELITE Indemnity.  Subject to Sections 6.2 and 6.4, ELITE shall indemnify and hold harmless PRECISION DOSE and its Affiliates against all third party claims, actions, costs, expenses, including court costs and legal fees or other third party liabilities ("Third Party Liabilities") whatsoever in respect of:

(a)	ELITE's and/or its Affiliates', subcontractors' or suppliers' failure to comply with the Product Specifications, cGMP or applicable Laws;

(b)
the storage, distribution or handling of the Product after the Effective Date by ELITE or any third party, other than a third party acting on behalf of PRECISION DOSE or its Affiliates, including, without limitation, any carrier delivering the Product;

(c)	any breach of any representation, warranty, covenant or similar promise made under this Agreement or arising out of this Agreement;

(d)	any negligence or willful misconduct by ELITE and/or any of its employees; and

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

(e)
for any Product that is recalled or withdrawn from the market by reason of ELITE’s breach of any warranty or other covenant under this Agreement or any other agreement with PRECISION DOSE, PRECISION DOSE will be entitled to reimbursement of all costs associated with a recall or withdrawal, including the cost of the Product, and reasonable costs associated with compliance with the recall or withdrawal (including penalties).  If it is determined that the recall or withdrawal should extend to the Product packaged into unit dose or distributed by PRECISION DOSE, then reimbursement to PRECISION DOSE will be extended to include all its expenses of compliance, including manufacturing and packaging costs and materials, return fees, distributor reimbursement, processing expense such as customer notification and returns, shipping, disposal and penalty costs associated with the product of the recalled or withdrawn lots only.

6.2.        PRECISION DOSE Indemnity.  Subject to Sections 6.1 and 6.4, PRECISION DOSE shall indemnify and hold harmless ELITE and its Affiliates against all Third Party Liabilities whatsoever in respect of:

(a)
the use, marketing, storage, distribution, handling or sale of the Product after the Effective Date by PRECISION DOSE or any third party, other than a third party acting on behalf of ELITE or its Affiliates;

(b)	any product liability in connection with the Products caused by PRECISION DOSE or any third party acting on behalf of PRECISION DOSE or its Affiliates;

(c)	any liabilities arising out of the presence or actions of a PRECISION DOSE employee at the Facilities pursuant to this Agreement; and

(d)
any negligent or wrongful act by PRECISION DOSE and any breach by PRECISION DOSE of any representation or warranty, covenant or similar promise made under this Agreement or arising out of this Agreement.

6.3.        Procedures for Indemnification.  In the event that a party (the "Indemnified Party") is seeking indemnification under Sections 6.1 or 6.2, the Indemnified Party shall inform the other party (the "Indemnifying Party") of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim, and shall cooperate as requested by the Indemnifying Party (at the expense of the Indemnifying Party) in the defense of the claim; provided, however, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that a conflict may arise between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action or on behalf of the Indemnified Party.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of judgment with respect to any pending or threatened action or claim whatsoever, in respect of which indemnification could be sought under Sections 6.1 or 6.2 (whether or not the Indemnified Party is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party in form and substance reasonably satisfactory to the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party.  The Indemnifying Party shall not be liable for settlement of any pending or threatened action or any claim whatsoever that is effected without its written consent (which consent shall not be unreasonably withheld or delayed).

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

6.4.        Mitigation.  In the event of any occurrence which may result in either party becoming liable under Section 6.1 or Section 6.2, each party shall use its best efforts to take such actions as may be reasonably necessary to mitigate the damages payable by the other party under Section 6.1 or Section 6.2, as the case may be.

6.5.        Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL ANY PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTIES FOR ANY CLAIMS RELATED TO LOST PROFITS AND GOODWILL, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

6.6.        Insurance.  Each party shall maintain commercial general liability insurance through the term of this Agreement upon launch of the first Product, which insurance shall afford limits of not less than $5,000,000 for each occurrence for personal injury or property damage liability.  Furthermore, each party shall maintain product liability insurance, through the term of this Agreement upon launch of the first Product and for a period of three (3) years thereafter, which insurance shall afford limits of not less than $5,000,000 in the aggregate per annum with respect to product and completed operations liability.  This insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.  Each party shall provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.  The insurance certificate shall further provide for a minimum of thirty (30) days' written notice to the insured of a cancellation of, or material change in, the insurance.  If a party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such party, then such party shall forthwith notify the other party in writing and the parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances. In the event that either a customer or an insurer of either party requires such party to increase its insurance limits above the $5,000,000 described above for any policy, then the other party to this Agreement must also match the required insurance increase, so that the parties to this Agreement are carrying the same insurance policy limits. It is the express intention of the parties that the parties shall endeavor to avoid insurance policy limits above $10,000,000.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

ARTICLE 7
TERM AND TERMINATION

7.1.        Term.  The term of this Agreement is equal to the “Term” of the License Agreement as it is described in the License Agreement, and expressly includes the Initial Term and the Renewal Term, as described therein.

7.2.        Rights on Termination.  Termination of this Agreement for any reason shall not affect the accrued rights and obligations of either PRECISION DOSE or ELITE arising under or out of this Agreement.

7.3.        Additional Responsibilities Post Termination. In addition to the ongoing obligations of the parties previously outlined in the License Agreement and Manufacturing & Supply Agreement, any PRECISION DOSE Product orders previously accepted by ELITE prior to termination will be manufactured by ELITE and shipped to PRECISION DOSE as described in this Agreement. Additionally, under 2.4(c) PRECISION DOSE agrees to pay ELITE under the circumstances described therein for ELITE’s cost for any pharmaceutical or packaging materials purchased by ELITE to meet any unused balance of the first 3 months of the most recent 12 month Forecast provided by PRECISION DOSE to ELITE, and under such circumstances, at the option of PRECISION DOSE, the materials may be used by ELITE for the manufacture of  finished Product or shipped to a location designated my PRECISION DOSE.

7.4.        Transfer Assistance.  Upon termination by ELITE as a result of  its inability to manufacture the Product(s) due to (1) compliance issues with Regulatory Agencies (including FDA and DEA), (2) commercial factors or (3) bankruptcy, ELITE will use commercially reasonable efforts to transfer  the Product(s) to a third party manufacturing site.

ARTICLE 8
CONFIDENTIALITY

8.1.        The information exchanged between ELITE and PRECISION DOSE pursuant to this Agreement is expressly subject to the Mutual Confidentiality and Non-Disclosure Agreement entered into by the parties and dated June 25, 2010 (the “Confidentiality Agreement”) and whose term is hereby made coterminous with this Agreement.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

ARTICLE 9
MISCELLANEOUS

9.1.        Force Majeure.  If any party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of force majeure, including, but not limited to fire, flood, earthquake, explosion, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God and/or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing matters or not, then, upon written notice by the party liable to perform to the other party, the requirements of this Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability; provided that the party asserting force majeure shall bear the burden of establishing the existence of such force majeure by clear and convincing evidence; and provided further, that the party prevented from complying shall use its best efforts to remove such disability within thirty (30) days, and shall continue performance with the utmost dispatch whenever such causes are removed, and shall notify the other party of the force majeure event not more than five (5) working days from the time of the event.  When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

9.2.        Trademarks.  Each party agrees and acknowledges that it shall not acquire by virtue of this Agreement any interest (other than such non-exclusive license as may be necessary for the party to perform its duties hereunder) in or to any trademarks or trade names of the other party; provided, however, that PRECISION DOSE shall have the right to identify ELITE as the manufacturer of the Product.  All Products shall bear a label that incorporates the following statement:  “Manufactured by Elite Laboratories, Inc., 165 Ludlow Avenue, Northvale, NJ  07647”.

9.3.        Notices.  Except as otherwise specifically provided, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight delivery service or facsimile transmission to a party or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

If to ELITE:	Elite Pharmaceuticals, Inc.
165 Ludlow Avenue
Northvale, NJ 07647
Attention: President
Facsimile: 201-750-2755

with a copy to:	Richardson & Patel

Murdock Plaza
10900 Wilshire Boulevard, Suite 500

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

Los Angeles, California 90024
Attention: Kevin Friedmann
Facsimile: 310-208-1154

If to PRECISION DOSE:	Precision Dose, Inc.
722 Progressive Lane
South Beloit, IL 61080
Attention: President
Facsimile: 815-624-8245

with a copy to:	Reilly Law Offices
6801 Spring Creek Rd., Suite 2D
Rockford, IL 61114
Attention: William A. Reilly II, Esq.
Facsimile: 815-316-8545

Any such notice provided pursuant to this Section 9.3 shall be deemed to have been received by the addressee five business days following the date of dispatch of the notice or other document by mail or, where the notice or other document is sent by overnight delivery service, by hand or is given by facsimile, simultaneously with the transmission or delivery.  To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched. Either party may change its address at which notice is to be received by written notice provided pursuant to this Section 9.3.

9.4.        Waiver and Amendment.  A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other time.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party.  This Agreement may not be amended or modified, except in a writing signed by an officer of each party hereto.

9.5.        Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  In the event any provisions shall be held invalid, illegal or unenforceable, the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

9.6.        Headings.  The headings contained in this Agreement are included herein for reference and convenience and shall not affect the meaning of the provisions of this Agreement.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version
9.7.        Assignment and Successors.  This Agreement may not be assigned by either party, except by operation of law, to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event of any such assignment, the assignee shall expressly assume in writing the performance of all the terms and conditions of this Agreement and all of the obligations to be performed by the assignor.  Any assignment not in accordance with this Agreement shall be void. It is understood and agreed that in the event ELITE intends to sell all or substantially all of its assets and the proposed assignment required in connection therewith is not consented to by PRECISION DOSE, then ELITE and PRECISION DOSE shall work together to qualify a replacement supplier and transition the manufacturing, packaging and supply of the Products to such replacement supplier.

9.8.        Governing Law; Dispute Resolution; Venue.  This Agreement shall be construed, and the rights of the parties determined, in accordance with the laws of the State of New York without regard to conflict of law or choice of law rules. Any controversy or claim pursuant to this Agreement or the breach thereof shall be referred for decision forthwith to a senior executive of each Party not directly involved in the dispute.  If no agreement is reached within thirty (30) days of the request by one Party to the other to refer the same to such senior executive, then such controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; such arbitration to be held in Rockford, Illinois on an expedited basis.  Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

9.9.        Independent Parties.  This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the parties.  Each party shall act hereunder as an independent contractor.  Neither party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever.

9.10.      Survival of Provisions.  All accrued rights and obligations of the parties, expressly including the provisions of Articles 4, 6, 7 and 8, shall survive the termination for any reason of this Agreement.

9.11.      Publicity.  Neither party shall make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other party hereto.  Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party's counsel may be required by law or the rules of any stock exchange on which such party's or its Affiliates' securities trade; provided, however, the party making such disclosure shall provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto shall coordinate with one another regarding the timing, form and content of such disclosure.

9.12.      Entire Agreement.  This Agreement, together with the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof.  Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.  In case of a conflict between the agreements, this Agreement shall prevail.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

9.13.      No Third Party Beneficiaries.  No person or entity not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall either party have any obligations or liabilities to such other person or entity by reason of this Agreement.

9.14.      Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.15.      Further Assurances.  Each party shall execute and deliver such additional instruments and other documents and use commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

9.16.      Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.  This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

9.17.      Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Signature Page Follows

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the date first above written, by their duly authorized representatives.

ELITE PHARMACEUTICALS, INC.		PRECISION DOSE INC.

By:		By:
Name:	Chris Dick	Name:	Robert Koopman
Title:	President	Title:	President

Execution Version 9/10/10

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

EXHIBIT A

 Products and Purchase Price
Product	Mg	Bottle Size	Batch Size	Bottles Per Batch	Batch Cost	Cost Per Bottle	Label
Hydromorphone Tablets	8mg	100's	{***}	{***}	${***}*	${***}*	TAGI Pharma
Hydromorphone Tablets	4mg	100's	{***}	{***}	${***}*	${***}*	TAGI Pharma
Hydromorphone Tablets	2mg	100's	{***}	{***}	${***}*	${***}*	TAGI Pharma
Hydromorphone Tablets	8mg	500’s	{***}	{***}	${***}*	${***}*	TAGI Pharma
Hydromorphone Tablets	4mg	500’s	{***}	{***}	${***}*	${***}*	TAGI Pharma
Hydromorphone Tablets	2mg	500’s	{***}	{***}	${***}*	${***}*	TAGI Pharma
Naltrexone Tablets	50mg	30's	{***}	{***}	${***}	${***}	TAGI Pharma
Naltrexone Tablets	50mg	100's	{***}	{***}	${***}	${***}	TAGI Pharma
{***}Tablets	{***}mg	100's	{***}	{***}	${***}	${***}	TAGI Pharma
{***}Tablets	{***}mg	1,000's	{***}	{***}	${***}	${***}	TAGI Pharma
{***}Capsules	{***}mg	100's	{***}	{***}	${***}	${***}	TAGI Pharma
{***}Capsules	{***}mg	1,000's	{***}	{***}	${***}	${***}	TAGI Pharma
{***}Capsules	{***}mg	100's	{***}	{***}	${***}	${***}	TAGI Pharma
{***}Capsules	{***}mg	1,000's	{***}	{***}	${***}	${***}	TAGI Pharma

NOTE: Includes all Product manufacturing and packaging costs, quality assurance and batch quality control testing.
Stability testing wil be at an additional cost.

* {***}

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

EXHIBIT B

Product and Packaging Specifications

The written specifications for the Product will be developed by ELITE, approved by the FDA, and delivered to PRECISION DOSE thereafter as Exhibit B of this Agreement.

ELITE and Precision Dose
Manufacturing and Supply Agreement	Execution Version

Execution Copy

EXHIBIT C

 QUALITY AGREEMENT

Dated: September 10, 2010

Between

Precision Dose, Inc.

And

ELITE Pharmaceuticals, Inc.

EXHIBIT C
TO THE MANUFACTURING AND SUPPLY AGREEMENT

This Exhibit C to the Manufacturing and Supply Agreement (the “Supply Agreement”) defines the responsibilities for all current Good Manufacturing Practice (cGMP) activity relating to manufacturing, packaging, storing, and testing the identified  Product(s).    The above mentioned parties hereto mutually agree to the following requirements.

1.	SCOPE

This Exhibit C defines the requirements related to the manufacturing, packaging, quality control, release and stability testing for Products manufactured by ELITE.  These requirements are intended to ensure compliance with current cGMP guidelines and other regulatory requirements.

2.	DEFINITIONS AND ABBREVIATIONS

ANDA	Abbreviated New Drug Application

APR	Annual Product Review

C of A	Certificate of Analysis

C of C	Certificate of Conformance

CFR	Code of Federal Regulations

cGMP	Current Good Manufacturing Practice

DEA	Drug Enforcement Agency

DMF	Drug Master File

FDA	Food & Drug Administration

HS&E	Health, Safety & Environment

HVAC	Heating, Ventilation, and Air Conditioning

IND	Investigational New Drug

May	Indicates that a provision is optional and is used for conditional issues

MSDS	Material Safety Data Sheets

Must	Indicates a provision that is compulsory, such as regulations

NDA	New Drug Application

OOS	Out of Specification

Shall	Indicates a provision that is binding

Will	Indicates a provision of intent, but not necessarily an obligation

3.	PRODUCT

The Product that is covered by this Exhibit C is included in Appendix 2.  A separate Appendix is or will be provided for each additional Product.  As drugs and services are added or removed, Appendices may be added or deleted with the written approval of ELITE and PRECISION DOSE.

4.	MANUFACTURE
4.1	Premises
4.1.1 Operations

ELITE will manufacture the Product at its Northvale, New Jersey Plant as specified by this Exhibit C and will not use or transfer at a later date any of the manufacturing or testing operations for the Product to an alternate site without the prior written notification to PRECISION DOSE.

4.1.2 Compliance
The premises and equipment used for manufacture must be in compliance with Product Specifications and approved aNDA, cGMPs, and current regulatory requirements.
4.1.3 Security

ELITE will maintain controlled access to the premises.  For example, additional security measures may be required for DEA products, per current regulations.  All visitors must sign in and be escorted during any visit to the areas of the premise used to manufacture, test, and store the Product.

4.1.4 Confidentiality

ELITE and PRECISION DOSE will protect the confidentiality of the processes and documents related to the Product.  The obligations of confidentiality shall be continuing and shall survive the expiration or termination of the Agreement and this Exhibit C and/or any attachments hereto for a period of five years.

4.1.5 Personnel

ELITE shall employ an adequate number of trained personnel to support the manufacture of Product(s) according to cGMP requirements.  Each person engaged in the manufacture, processing, packaging, or holding of a drug product shall have education, training, and experience, or a combination thereof, to enable that person to perform the assigned functions in a competent and efficient manner.  (CFR 21 Sec. 211.25)

4.1.6 Health, Safety, and Environment
ELITE commits to operate within all current HS&E legislation at sites that manufacture products.
4.2 GMP Guidelines
The cGMP guidelines to be applied are the United States cGMPs listed in 21 Code of Federal Regulations (CFR) Parts 11 Electronic Records, 200, 210, and 211 and associated Compliance Guidances.
4.3 IND/NDA/ANDA/OTC/

The Product(s) must be manufactured as specified in the manufacturing formula within the approved Investigational New Drug/New Drug Application/Abbreviated New Drug Application (IND/NDA/ANDA) or approved internal documents. If ELITE makes any changes to these methods, that require a supplement to the application, written notification will be given to PRECISION DOSE.

4.4 Specifications
Manufacturing Batch Records and Testing Protocols will be prepared according to Specifications as defined in the Supply Agreement.
4.5 Subcontractors

ELITE is responsible for auditing the quality systems of a potential subcontractor and agrees to demonstrate due diligence during the audit process. PRECISION DOSE retains the right to audit such contractors. Subcontractors approved for a portion of the manufacturing and packaging tasks shall be audited by either party on an annual basis, with such audits alternating between the parties each year. If critical deficiencies are found, the parties (PRECISION DOSE, ELITE and subcontractor) shall meet promptly to discuss and resolve them and PRECISION DOSE shall be entitled to make reasonable follow up inspections (as much as semi-annual) to monitor the correction of the deficiencies. All other subcontractors will be audited on a bi-annual basis. ELITE must not subcontract any aspects of the Manufacture of the Product to a third party without prior notification and approval of PRECISION DOSE. ELITE shall be responsible for complete supervision and control over every subcontractor.  All subcontractors shall be directly responsible to ELITE and shall be subject in all respects to the provisions of the Agreement and all attachments including this Exhibit C. Nothing contained in the Supply Agreement and this Exhibit C or any attachment shall create any contractual relationship between any subcontractor and PRECISION DOSE. Further, any subcontractor of services shall not relieve ELITE from full responsibility for the work or for the fulfillment of all obligations under the Supply Agreement or this Exhibit C or any attachment hereto.

4.6 Materials
4.6.1 Materials Procured by ELITE

ELITE is responsible for ensuring that all materials procured by and for use in the Product(s) are in full compliance with the approved specifications.  Each incoming batch of components shall be assigned a unique identity or control number and inspected according to incoming testing protocols.

4.6.2 Potential Contaminants

ELITE must inform PRECISION DOSE of any highly sensitizing material, infectious agents, high pharmacological activity or toxicity materials (e.g., penicillin, hormones, and cephalosporin), herbicides, or pesticides that are handled by ELITE at the same site.

4.7 Labeling
4.7.1 Content

PRECISION DOSE is responsible for all accuracy of the information contained in all PRECISION DOSE labeling and will comply with all regulatory standards. PRECISION DOSE is responsible for providing ELITE with all related artwork/mock-ups for the Products. ELITE is responsible for the submission of the labeling, in Structured Product Labeling format to the application.

4.7.2 Procurement
ELITE will procure all required labeling that must be created according to the labeling specifications of PRECISION DOSE labeled product.
4.7.3. Label Development / Changes

ELITE is responsible for maintaining the labeling as current to the approved application.  ELITE shall notify PRECISION DOSE of any proposed changes to the labeling in sufficient time to allow PRECISION DOSE to make the necessary changes.

4.8 Manufacturing/Packaging Documentation
4.8.1 Licenses
ELITE shall maintain a current Manufacturing License and DEA License as required to manufacture and package the Product(s).
4.8.2 Master Documents

ELITE shall develop and control all master documentation relative to the manufacture, packaging, and testing of the Product(s).  Any changes to the master documentation that require a supplement to the application will require PRECISION DOSE’s written approval.

4.8.3 Executed Batch Records

ELITE shall keep records of the manufacture, testing and shipping of the Product, to comply with the Product Specifications and all manufacturing regulatory requirements and Laws applicable to ELITE, as well as to assist with resolving Product complaints and other similar investigations.  Copies of such records and samples shall be retained according to a record retention procedure and for a period of five (5) years following the date of Product(s) expiry or longer if required by applicable Law, after which ELITE may destroy such records.

4.9 Sterile Product
Not Applicable.
4.10 Batch Numbering
ELITE batch numbering system will be used to uniquely number each batch of Product(s). This number will appear on all documents relating to a particular batch of Product(s).
4.11 Date of Manufacture
ELITE shall assign the Date of Manufacture as the first day the active ingredient is added to the process.
4.12 Expiration Dating

ELITE shall assign the expiration date according to ELITE standard procedures, which calculate the expiry date from the Date of Manufacture, or date of filling, plus the Shelf life.  The expiration date shall be formatted as month/year.

4.13 Manufacturing and Equipment Data
4.13.1 Equipment Data

ELITE is responsible for maintaining records of equipment usage, cleaning, service and maintenance, raw material batch numbers and certification, in process results and parameters, and previous Product(s) used in machinery, if non-dedicated machinery is used.  Only equipment that has been validated, calibrated, or qualified shall be used.

4.123.2 Specifications
ELITE must produce and package the Product(s) as specified in the approved manufacturing process, using the equipment and procedures specified in the ANDA, approved internal document and/or DMF.

5.0 QUALITY ASSURANCE
5.1 Laboratories
5.1.1 Compliance and Equipment

ELITE shall be responsible for ensuring that all laboratories are compliant with relevant cGMPs and GLP’s, and personnel and test methods are properly validated and/or qualified for all of the methodology associated with Product(s).

ELITE shall be responsible for ensuring that all test equipment is properly maintained and calibrated and that appropriate qualification has been conducted.
5.1.2 Laboratory Methods

ELITE will ensure that all components and in-process release testing used to manufacture the Product(s) meets the specifications.  At least one test (ID) to verify the identity of each batch of incoming material will be conducted.  A supplier C of A or C of C may be referenced instead of performing other tests, provided that a supplier evaluation program is in force.  ELITE’s internal Quality unit will approve all test results.

5.1.3 Out of Specification (OOS) Procedure

ELITE is responsible for investigating any test result or in-process test that fails to meet specification, in accordance with the current ELITE approved OOS Procedures. ELITE must notify PRECISION DOSE of any confirmed OOS for its Product(s) within 24 hours of the OOS identification, and ELITE will provide PRECISION DOSE with a report of all OOS instances on a quarterly basis.

5.2 Release Procedures
5.2.1 Release for Distribution

ELITE is responsible for bottled product release for distribution - however, at the time of shipment ELITE must provide PRECISION DOSE with the Certificate of Analysis used in the release of the Product(s).

5.2.2 Product Rejection Upon Receipt

PRECISION DOSE shall notify ELITE in writing of any claim relating to any Product(s) that fails to meet the Product specifications no later than fifteen (15) days of receipt of the Product(s) except where such failure to meet the Product specification could not be reasonably known at the time of receipt; in which case a fifteen (15) day period commences.  PRECISION DOSE  shall be deemed to have accepted the Product if it does not provide ELITE written notice of such failure.  Both parties may share information and agree on action plans including further testing/analysis to resolve the situation.  PRECISION DOSE and ELITE shall mutually work together on final disposition and payment of any rejected Product.

5.3 Documentation
5.3.1 Certificate of Analysis/Certificate of Conformance

All deliveries of the Product(s) to PRECISION DOSE shall be accompanied by the full C of A with the results of the analytical testing by ELITE’s quality control department and the confirmation that the Product(s) has/have been manufactured and tested in accordance with cGMP requirements and complies with the requirements of the Governmental Approval(s) and with the Specifications, as set forth in Exhibit  C of the Supply Agreement.  [However, such C of A and Confirmation shall be pre-shipped before delivery of the Product(s).]

5.4 Retained Samples
5.4.1 Sample Types
ELITE shall retain adequate representative samples of each batch or lot of the Product(s), of raw material, and of components used in the Manufacture of the Product(s). (21 CFR Part 211.170a)
5.4.2 Annual Retain Reviews
On an annual basis, representative samples of retained lots will be inspected visually according to ELITE’s procedures.
5.5 Stability Protocols and Testing

ELITE shall maintain a stability program. Analysis of stability samples that do not meet specification are subject to the process outlined in section 5.1.3 Out of Specification (OOS) Procedures.  In the event that any batch of Product fails stability testing, ELITE shall notify PRECSISION DOSE within 24 hours of the confirmed failure.

5.6 Audits
5.6.1 Facility Audit

Upon prior notification to ELITE and within normal working hours, PRECISION DOSE is entitled to perform an annual quality inspection of the facilities connected with the manufacture of the Product(s).  Such representatives will be allowed to access all relevant premises and facilities and to witness the manufacture of the Product(s) in all its aspects to satisfy itself of the compliance of ELITE to the Governmental Approval(s) with respect to the manufacture of the Product(s) and compliance with cGMP regulations.  If deficiencies are found, the parties shall meet promptly to discuss and resolve them and PRECISION DOSE shall be entitled to make reasonable follow up inspections (as often as quarterly) to monitor the correction of the deficiencies

5.6.2 Regulatory Audit/Inspection

ELITE shall permit any necessary inspection by the competent Authorities at the premises of manufacture, including subcontractor sites.  Any such inspection by the competent authorities which has potential to impact any Product(s) will be promptly notified to PRECISION DOSE in writing, and ELITE shall immediately inform PRECISION DOSE in writing of general and specific findings of the Authorities related to the manufacture or testing of the Product(s) and or quality systems.

5.7 Recall/Field Alert/Complaints
5.7.1 Recalls

ELITE is responsible for the initiation, execution and follow-up for any Product recall.  ELITE must communicate and issue the recall in accordance with federal regulations.  ELITE must notify PRECISION DOSE within 24 hours of a decision to recall

5.7.1.1 PRECISION DOSE is obligated to report any potential problems or issues with the Product to ELITE within 24 hours from the time such information is known.
5.7.2 Field Alerts

ELITE shall notify PRECISION DOSE immediately of any failure that meets Field Alert Report criteria. ELITE shall notify the District Office within three (3) working days of the failure for ELITE labeled Product.  PRECISION DOSE is obligated to report any potential problems or issues with the Product to ELITE within 24 hours from the time such information is known.

5.7.3 Complaints

In the event that a customer complaint is received by PRECISION DOSE, written notification shall be provided to ELITE within 48 hours of receipt. ELITE is responsible for the handling, administration, investigation, corrective actions and response to customers for all complaints.

5.7.3.1 In the event an adverse experience is reported to or received by PRECISION DOSE, written notification including all known patient and product information shall be provided to ELITE within 24 hours of receipt by PRECISION DOSE.  ELITE is responsible for maintaining the pharmacovigillence program including adverse experience reporting, regulatory reporting and follow-up reports within the established timelines of the federal regulations.

5.8 Change Control and Deviations
5.8.1 Change Control

ELITE shall maintain a change contorl program and provide PRECISION DOSE notification of their intention to make changes to the formulation, components, manufacturing processes, test methods or specifications, or labeling.

5.8.2 Deviations

ELITE shall record any deviations from the manufacturing process and/or testing of the Product(s) in the batch/testing records and clearly document any such deviations related to finished goods specifications.

5.8.3 Validation

Any changes to validated equipment, systems, processes or test methods shall be assessed and evaluated as to the impact on the Product and the approved application. ELITE shall communicate changes that affect the approved application to PRECISION DOSE.  ELITE is responsible for maintaining all equipment, systems, processes and test methods in a validated state.

5.9 Annual Product Review
ELITE is responsible for performing and providing an Annual Product Review (APR) on the anniversary date for each manufactured Product.
6.0 Miscellaneous
6.1 Communications

All notices and communications concerning this Exhibit  C, or any of the provisions contained herein, shall be addressed to the responsible functionaries of the Parties respectively assigned designated Appendix 1.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the date first above written, by their duly authorized representatives

ELITE PHARMACEUTICALS, INC.	PRECISION DOSE INC.
By:	By:
Name: Chris Dick	Name: Robert Koopman
Title: President	Title: President

APPENDIX 1

PRECISION DOSE AND ELITE CONTACT INFORMATION

ELITE Pharmaceuticals, Inc.
Primary Contact	QA Contact	Regulatory Contact
Name Chris Dick	Name Mimi Park	Name Mimi Park
Title President	Title Head of Quality Assurance & Compliance	Title Head of Quality Assurance & Compliance
Telephone Number 201-367-7860	Telephone Number 201-367-7854	Telephone Number 201-367-7854

PRECISION DOSE, Inc
Primary Contact	QA Contact	Regulatory Contact
Name: Melissa Edge	Name: Mark Franzen	Name: Mary Zieker
Title Vice President of Procurement	Title Director, Quality Assurance	Title Vice President of Quality and Regulatory
Telephone Number 815-624-8523 ext. 218	Telephone Number 815-624-8523 ext. 226	Telephone Number 815-624-8523 ext. 208

APPENDIX 2

PRODUCT LISTING

RX

•	Hydromorphone 8 mg, 4 mg and 2mg Tablets – 100’s and 500’s

•	Naltrexone 50 mg Tablets – 30’s and 100’s

•	{***} {***} mg Tablets – 100’s and 1000’s

•	{***} {***} mg and {***} mg Capsules – 100’s and 1000’s

{***}Confidential portions of this exhibit have been redacted and filed separately with the omission pursuant  to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended